EXHIBIT 10.1

AMENDMENT NO. 17

TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 17 is entered into effective as of the last first day of June, 2010, by and between WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”) and M&I MARSHALL & ILSLEY BANK, a banking corporation organized and existing under the laws of Wisconsin (“Bank”).

WHEREAS, Borrower and the Bank have entered into that certain Credit and Security Agreement dated as of June 30, 2003, as amended (the “Credit Agreement”) pursuant to which Bank has agreed to provide a revolving credit facility to Borrower on the terms and conditions contained therein; and

WHEREAS, Borrower and Bank desire to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, Bank and Borrower hereby agree as follows:

1. Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Borrowing Base.  The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (1)(b) thereof in its entirety and replacing the same with the following: “(b) 70% of Eligible Accounts, minus”.

3. Maximum Line.  The definition of “Maximum Line” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the figure “$2,000,000.00” set forth therein and replacing it with the following: “(i) $1,500,000.00 during the period from June 30, 2010 through July 31, 2010, (ii) $1,400,000.00 during the period from August 1, 2010 through August 31, 2010, (iii) $1,300,000.00 during the period from September 1, 2010 through September 29, 2010, and (iv) $1,250,000.00 from and after September 30, 2010”.

4. Tangible Net Worth.  Section 6.12 of the Credit Agreement is hereby amended by deleting the figure “$7,300,000.00” from said Section and replacing the same with the figure “$6,800,000.00”.

5. Miscellaneous.  Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect, with no other modification or waiver.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.  The Borrower hereby restates and reaffirms its obligation under the Credit Agreement to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by the Lender in connection with the Obligations, this Amendment, the Loan Documents, and any other document or agreement related hereto, and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 17 to Credit Agreement to be executed as of the day and year first written above.

M&I Marshall & Ilsley Bank By /s/ Melody Holland-Rehder Melody Holland-Rehder Its Vice President By /s/ Steve Nichols Steve Nichols Its Senior Vice President	Winland Electronics, Inc. By /s/ Glenn A. Kermes Glenn A. Kermes Its Chief Financial Officer